[Letterhead]

[DATE]

[NEO]
[Address Line 1]
[Address Line 2]

Dear [NEO]:

I am pleased to provide you with details about the Nexeo Solutions, LLC 2016 retention program. The following is a brief Q&A that provides the specifics of the program. For purpose of this letter, Nexeo Solutions, LLC will be referred to as “Nexeo” and Nexeo Solutions Holdings, LLC will be referred to as “Holdings.”

What am I being offered to stay with Nexeo through May 31, 2016?

You are being offered two retention benefits:*

1.
Retention Bonus. Nexeo will pay you a lump sum payment of $[retention amount], less applicable withholdings and other deductions (the “Retention Bonus”). The Retention Bonus will be paid on or before Nexeo’s next scheduled payroll date following the effective date of this agreement. Subject to the terms in this agreement, your right to retain the Retention Bonus will be conditioned on your remaining continuously employed through May 31, 2016 or the closing date of a transaction giving rise to either a Liquidity Event or Change of Control (the “Bonus Retention Date”).

2.	Equity Incentive. Holdings agrees to modify Section 5(a) of your B Unit Agreement to remove the 3.0x MoM threshold for vesting of Performance-Based Units as follows (the “Equity Incentive”):
Upon the occurrence of a Liquidity Event, all Performance-Based Units issued pursuant hereto that have not previously become Vested Series B Units shall automatically become Vested Series B Units; provided, however, that the Employee remains employed by a Nexeo Employer through the date of the consummation of such a Liquidity Event.

The closing date of a transaction giving rise to either a Liquidity Event or Change of Control is referred to as the “Equity Retention Date,” which and together with the Bonus Retention Date, are each a “Retention Date.”

What if I voluntarily leave the company or am terminated for Cause prior to a Retention Date?

If your employment with Nexeo terminates at any time prior to a Retention Date by reason of your resignation or the termination of your employment for Cause, you agree to forfeit and waive any right to the Retention Bonus, the Equity Incentive or any share of such items. If you forfeit the Retention Bonus, you agree that Nexeo will have the right, at its option, to either demand repayment of the Retention Bonus from you directly or, if Holdings elects to redeem your Vested Units, deduct the amount of the Retention Bonus from the amount payable to you for such redemption.
____________________
*Capitalized terms used in this agreement but not otherwise defined will have the meanings given to them in the Series B Unit Agreement(s) between Holdings and you (the “B Unit Agreement”).

What if I am terminated by the company without Cause prior to a Retention Date?

If your employment is terminated by Nexeo without Cause or by reason of your death or disability prior to or on the Bonus Retention Date, you will be deemed to have earned the Retention Bonus and Nexeo will not have any right to recoup the Retention Bonus from you. Also, in such case, all forfeitures and rights in Section 6(b) of your B Unit Agreement will be suspended for six months following the termination of your employment (the “Suspension Period”). If a transaction giving rise to a Liquidity Event or a Change of Control, closes during the Suspension Period, solely for purposes of the treatment of your outstanding Series A Units, Vested Series B Units and Unvested Series B Units in such transaction, you will be deemed to have been continuously employed up to and through the date of such event and your units will receive vesting treatment and consideration consistent with the vesting treatment and consideration given to similarly situated employees in your former job classification/band and business or functional unit, provided you execute any documentation reasonably requested by Nexeo or Holdings in connection with the event and have abided by any other obligations you may have to Nexeo following the termination.

Please understand that this agreement is not an employment contract for any definite period of time nor does it affect the at-will employment relationship between you and Nexeo. Also, you promise to keep confidential and not discuss with anyone (other than your spouse, or as may be required by law or any court order, provided they agree to keep such information confidential to the fullest extent permitted by law) the fact that you have been offered this opportunity.

Sincerely,

______________________
[Signature]

By signing below, you are accepting this offer and the terms of the agreement contained in this letter and its attachment, which are incorporated herein by reference.

______________________
[NEO]

RETENTION AGREEMENT TERMS

1.
Severability. In the event that any provision of this agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under present or future laws effective during the effective term of any such provision, (i) such provision will be reformed by the court to be enforceable to the fullest extent permitted by law, (ii) any portion that cannot be reformed will be fully severable and this agreement will then be construed and enforced as if such provision or portion thereof had not been contained in this agreement, and (iii) the remaining provisions of this agreement will remain in full force and effect.

2.	Choice of Law. This agreement will be interpreted and construed in accordance with and governed by the laws of the State of Texas, without reference to principles of conflict of laws.

3.
Entire Arrangement. This agreement together with the unmodified portions of, as applicable, your Series A Unit Agreement, Series B Unit Agreement(s) and the LLC Agreement, constitute the entire agreement relating to the retention benefits. No term, provision or condition of this agreement may be modified except by written agreement of each of the parties to this agreement.

4.
Acknowledgment of Terms. You acknowledge that you have carefully read the agreement and that the only promises or representations made to you to sign this agreement are those stated herein; and that you are signing this agreement voluntarily.

5.	Assignment. You may not assign your rights or obligations under this agreement to any other person or entity.

6.
Waiver. The failure of Nexeo or you to enforce or require timely compliance with any term or provision of this agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall such a failure preclude the enforcement of any term or provision or avoid the liability for any breach of this agreement.

7.
Section 409A. This agreement and the retention benefits are intended to comply with or be exempted from Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”). However, Nexeo makes no representation that the provision of the retention benefits provided under this agreement are exempt from, or compliant with, Section 409A and in no event will Nexeo or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

8.
Effect of Retention Payments on Other Benefits.  You acknowledge that, by accepting the terms of this agreement you are expressly waiving any payment under Nexeo’s Annual Incentive Plan for Fiscal Year 2015. However, the payment of the Retention Bonus and the availability of the Equity Incentive are separate from and will not alter your entitlement to or the amount of any earned base salary or annual incentive plan payments for fiscal year 2016.